-END- Exhibit 99.1 FOR IMMEDIATE RELEASE FB Financial Corporation Announces $100 Million Common Stock Repurchase Authorization NASHVILLE, Tenn.—March 14, 2022—FB Financial Corporation (NYSE: FBK), the parent company of FirstBank, announced that its Board of Directors has authorized and empowered a special committee of the Board of Directors to commence a stock repurchase program of up to $100 million of the Company’s outstanding common stock. The repurchase authorization will be in place until January 31, 2024, and replaces the Company’s previous authorization, which expires on March 31, 2022. Christopher T. Holmes, President and Chief Executive Officer, commented, “This repurchase authorization reflects the Company’s financial strength and strong profitability. Our management team is keenly focused on deploying capital to deliver superior returns and to create long-term value. This program provides another arrow in our quiver to manage capital and maximize earnings per share.” The timing and amount of any shares of the Company’s common stock that are repurchased under the program will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may be executed through the open market or in privately negotiated transactions, including under Rule 10b5-1 plans. ABOUT FB FINANCIAL CORPORATION FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 82 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $12.6 billion in total assets. CONTACT: MEDIA CONTACT: Jeanie M. Rittenberry 615-313-8328 jrittenberry@firstbankonline.com www.firstbankonline.com FINANCIAL CONTACT: Robert Hoehn 615-564-1212 rhoehn@firstbankonline.com investorrelations@firstbankonline.com